NATIONWIDE LIFE INSURANCE COMPANY

[ONE NATIONWIDE PLAZA

COLUMBUS, OHIO 43215]

SPOUSAL PROTECTION FEATURE ENDORSEMENT

To Individual Single Purchase Payment Deferred Annuity Contract with Index-Linked Strategies

GENERAL INFORMATION REGARDING THIS ENDORSEMENT

This Spousal Protection Feature Endorsement (this “Endorsement”) is made part of the Contract to which it is attached and is effective on the Date of Issue. To the extent any provisions contained in this Endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this Endorsement will control.

Terms not defined or described in this Endorsement have the meaning given to them in the Contract.

The benefits described in this Endorsement will cease upon termination of the Contract or Annuitization.

Charge

There is no additional charge for this Endorsement.

DEFINITIONS

The following definition is added to the Contract:

Co-Annuitant - The person designated by the Contract Owner to receive the spousal protection feature. If there is a Co-Annuitant, references to Co-Annuitants will apply to both the Annuitant and Co-Annuitant, and references to a Co-Annuitant will apply to either of them, unless the context requires otherwise.

ENDORSEMENT PROVISIONS

Parties to the Contract

The following party is added to the Contract.

Co-Annuitant

Co-Annuitants may be named for the sole purpose of utilizing the spousal protection feature. The Co-Annuitants must be spouses and on the date the application is signed must each be no older than the Maximum Co-Annuitant Age shown on the Contract Specifications Page. The spousal protection feature provides for the payment of the Death Benefit on the death of each Co-Annuitant.

One of the Co-Annuitants must be treated as the Annuitant for purposes of payment under an annuity payment option.

Spousal Protection

The spousal protection feature permits a surviving spouse to continue the Contract while receiving the Death Benefit upon the death of the other spouse. When the surviving spouse continues the Contract under the spousal protection feature, the Contract will remain allocated to the same Strategies through the end of the current Strategy Terms, and the Death Benefit will not be automatically reallocated to the Default Option. After the first Death Benefit is paid, any partial withdrawal or full surrender is treated as a Preferred Withdrawal. In order to take advantage of this benefit the following conditions will apply.

(1)	One or both of the spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as the Contract Owner.

VAZZ-0188AO	1	(Standard) (05/2022)

(2)

The spouses must be Co-Annuitants. On the date the application is signed, the Annuitant and Co-Annuitant must be no older than the Maximum Annuitant Age and the Maximum Co-Annuitant Age shown on the Contract Specifications Page.

(3)	The spouses must be the Beneficiaries, except that a valid trust or custodial arrangement may be established if it is for the exclusive benefit of each spouse.

(4)

No other person may be named as Contract Owner, Annuitant, Contingent Annuitant, or as primary Beneficiary, except that a Contract Owner or primary Beneficiary may be a valid trust or custodial arrangement established for the exclusive benefit of each spouse.

(5)	If both spouses are alive upon Annuitization, the Contract Owner must specify which spouse is the Annuitant upon whose continuation of life any annuity payments involving life contingencies depend.

(6)

Death of a Co-Annuitant - Prior to Annuitization, upon the death of a Co-Annuitant, the surviving spouse may continue the Contract as its sole Contract Owner. When a surviving spouse is continuing the Contract under the spousal protection feature, on the date the Death Benefit is payable, no adjustment is made to the Contract Accumulation Value or the Contract Value. The continuation of the Contract by the surviving spouse is considered payment of the first Death Benefit. Thereafter, the Contract Accumulation Value may increase or decrease, and any partial withdrawal or full surrender is treated as a Preferred Withdrawal. The surviving spouse may then name a new Beneficiary but may not name another Co-Annuitant.

(7)

If a Co-Annuitant is added at any time after the Date of Issue a copy of the certificate of marriage must be provided and the date of marriage must be after the Date of Issue. In addition, the Co-Annuitant that is added must be, as of the date the application was signed, no older than the Maximum Co-Annuitant Age indicated on the Contract Specifications Page.

In no event will Nationwide pay the Death Benefit more than twice.

Executed for Nationwide by:

Secretary	President

VAZZ-0188AO	2	(Standard) (05/2022)